Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Elissa Lindsoe, CFO
May 7, 2015	763-493-6370 / www.mocon.com

MOCON Reports First Quarter Results

Highlights:

●	Net Income increased 24 percent to $908,000 as compared to the year ago quarter
●	Revenue increased 9 percent year-over-year on a Constant Currency basis, (flat as reported)
●	Fully diluted earnings per share of $0.16, a $0.03 improvement year-over-year

MINNEAPOLIS, MN, May 7, 2015 – MOCON, Inc. (NASDAQ: MOCO), today reported financial results for the first quarter ended March 31, 2015.

Commenting on the Company’s performance, MOCON’s president and CEO, Robert L. Demorest said, “On a Constant Currency basis, our first quarter revenue grew 9 percent and our Permeation and Package Testing business segments continue to meet our growth expectations. While our top line comparisons are being effected by foreign currency translation, there is much less of an effect on our bottom line. We have significant costs that are not denominated in U.S dollars, which provides a natural currency hedge and helps to mitigate the negative affect of a strengthening dollar on our operating income. The year-over-year decline in our Industrial Analyzers business is not surprising given the current economic situation in the oil and gas industry. We believe that the current headwinds we are facing with the weak euro and low oil prices do not represent long-term challenges to our business and we look forward to the remainder of 2015 with continued strengthening of our business fundamentals.”

First Quarter 2015 Revenue and Earnings Summary

First quarter 2015 results compared to first quarter 2014:

●	Reported revenue was flat year-over year. On a Constant Currency basis, revenue increased 9 percent compared to the year ago quarter.
●	EBITDA for first quarter of 2015 was $2.0 million compared to $1.7 million in the first quarter of 2014. See reconciliation to GAAP Net Income below.
●

Revenue (as reported) from foreign customers accounted for 67 percent (41 percent in Europe, 26 percent outside of Europe & the U.S.A.) of total revenue for the first quarter of 2015 compared to 73 percent (41 percent in Europe, 32 percent outside of Europe & the U.S.A.) in the first quarter of 2014.

Revenue by Segment ($ in thousands)

	Three Months Ended March 31,
	As Reported		Year over Year Growth		Currency impact on 2015 Growth	2015 Revenue at Constant	Year-over-Year Constant Currency
	2015	2014	$	%	$	Currency	Growth %
Package Testing	$6,756	$6,624	$132	2%	$(1,051)	$7,807	18%
Permeation	6,102	5,849	253	4%	(319)	6,421	10%
Industrial Analyzers and Other	2,502	2,840	(338)	-12%	-	2,502	-12%
Total Revenue	$15,360	$15,313	$47	0%	$(1,370)	$16,730	9%

Revenue growth for the Permeation segment was 10 percent on a Constant Currency basis and increased 4 percent as reported. The positive comparison is attributable to an increase in demand in the USA for the new generation of oxygen permeation instrumentation, which was introduced to the marketplace during the second half of 2014. Revenue from the Package Testing segment increased 18 percent on a Constant Currency basis and increased 2 percent as reported due to an increase in headspace and mixer products and accessories. The decrease in the Industrial Analyzer and Other segment was attributable to the recent declines in oil and gas exploration.

Gross Profit, Operating Expenses and Other Income Commentary

Gross profit was 55 percent of revenue for the first quarter of 2015 which is consistent with the Company’s targeted gross margin rate and 40 basis points greater than reported in the first quarter of 2014. The slight increase in the gross margin rate is driven primarily from favorable product mix in the Company’s Package Testing segment offset by increased warranty expense in the Industrial Analyzer and Other segment and foreign exchange pricing impacts in our Permeation segment for instruments made in the U.S.A.

Selling, general and administrative expenses were slightly higher during the first quarter of 2015 compared to the same period in 2014 due primarily to increased personnel and compliance costs. Other Income was $251,000 during the first quarter of 2015 compared to Other Expense of $57,000 during first quarter of 2014, which was primarily driven by a realized foreign currency translation gain of $278,000.

Balance Sheet and Cash Flow Summary

●

Cash and cash equivalents were $5.3 million on March 31, 2015 compared to $6.3 million on December 31, 2014. $0.6 million of the $1 million decline was driven by the softening of the euro and Danish krone while the remainder was driven by usage of cash for investing and financing activities in excess of cash provided by operations.

●	Net cash provided by operations was $0.8M compared to $2 million in the first quarter of 2014 primarily driven by a $1.3 million decline in accounts payable.
●	Days sales outstanding were 55 for the first quarter of 2015, a 12 day improvement compared to 67 in the first quarter of 2014 and up slightly from 52 days in the fourth quarter of 2014.
●	Total debt was $4.3 million on March 31, 2015 compared to $4.6 million on December 31, 2014.

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide. See www.mocon.com for more information.

Use of Non-GAAP Financial Measures

MOCON’s management evaluates its financial results on a constant currency basis which is calculated by adjusting the current period reported revenue to the comparative period’s currency translation rate (“Constant Currency”) and believes that investors may want to consider this impact on the Company’s performance. In addition, MOCON supplements its financial statements to provide investors with earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA plus share-based compensation and foreign currency transactional losses (“Adjusted EBITDA”), which are not calculated in accordance with general accepted accounting principles (“GAAP”) in the United States of America.

MOCON believes that these non-GAAP measures provide useful information to the Company’s Board of Directors, management and investors regarding certain trends relating to its financial condition and operating performance. MOCON’s management uses these non-GAAP measures to compare the Company's performance to that of prior periods for trend analyses and planning purposes In addition, revenue on a Constant Currency basis is used to assess the revenue growth component of MOCON’s Incentive Pay Plan.

The method MOCON uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. MOCON urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Safe Harbor

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” “planned”, or other similar expressions. All forward-looking statements speak only as of the date of this press release. MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, the performance of Dansensor, worldwide economic conditions and fluctuations in foreign currency exchange rates, the terms of our credit agreement including financial covenants included therein, dependence on certain key industries, pricing and lack of availability of raw materials, crude oil pricing impact on oil exploration activities, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON's shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA
(in Thousands, Except Per Share Data)

STATEMENT OF OPERATIONS DATA: (unaudited)
	Quarters Ended March 31,
	2015	2014
Revenue
Products	$12,169	$11,841
Services	2,504	2,801
Consulting	687	671
Total revenue	15,360	15,313
Cost of revenue
Products	5,281	5,442
Services	1,053	1,025
Consulting	547	457
Total cost of revenue	6,881	6,924
Gross profit	8,479	8,389

Selling, general and administrative expenses	6,271	6,143
Research and development expenses	1,069	1,125
Operating income	1,139	1,121
Other income (expense), net	251	(57)
Income before income taxes	1,390	1,064
Income tax expense	482	334
Net income	$908	$730
Net income per common share:
Basic	$0.16	$0.13
Diluted	$0.16	$0.13
Weighted average common shares outstanding:
Basic	5,742	5,641
Diluted	5,837	5,778

CONDENSED BALANCE SHEET DATA: (unaudited)
	March 31, 2015	December 31, 2014
Assets:
Cash and cash equivalents	$5,300	$6,332
Accounts receivable, net	9,350	9,877
Inventories	8,934	8,705
Other current assets	3,288	2,587
Total current assets	26,872	27,501
Property, plant and equipment, net	5,744	5,562
Goodwill, intangibles and other assets	17,304	19,446
Total assets	$49,920	$52,509
Liabilities and Shareholders’ Equity:
Revolving lines of credit	$3,285	$3,300
Notes payable, current	969	983
Other current liabilities	10,925	11,166
Total noncurrent liabilities	2,438	2,587
Shareholders’ equity	32,303	34,473
Total liabilities and shareholders’ equity	$49,920	$52,509

CONDENSED CASH FLOW DATA: (unaudited)	March 31, 2015	March 31, 2014

Net cash provided by operations	$794	$1,968
Net cash used in investing activities	(501)	(101)
Net cash used in financing activities	(772)	(1,530)
Effect of exchange rate changes	(553)	(8)
Net increase (decrease) in cash	(1,032)	329
Cash beginning of year	6,332	4,133
Cash end of year	$5,300	$4,462

MOCON, INC.
NON-GAAP RECONCILIATION
(in Thousands, Except Share Data)

	Quarters Ended March 31,
	2015	2014

Net income	$908	$730
Interest expense, net	27	55
Income tax expense	482	334
Depreciation and amortization	605	628

EBITDA	2,022	1,747
Share-based compensation	161	143
Foreign currency transaction loss (gain)	(278)	2

Adjusted EBITDA	$1,905	$1,892